PART IV: ITEM 15. FINANCIAL STATEMENT SCHEDULES AND EXHIBITS

EXHIBIT-23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-159643, 333-219924, 333-232362), Form S-4 (333-261869), and Form S-3 (333-263584) of First Merchants Corporation (Corporation) of our reports dated February 29, 2024, on our audits of the consolidated financial statements of the Corporation as of December 31, 2023 and 2022, and for each of the three years in the period ended December 31, 2023, which report is included in this Annual Report on Form 10-K. We also consent to the incorporation by reference of our report dated February 29, 2024, on our audit of the internal control over financial reporting of the Corporation as of December 31, 2023, which report is included in this Annual Report on Form 10-K.

FORVIS, LLP

Indianapolis, Indiana
February 29, 2024